Exhibit 10.1

M-STAR MANAGEMENT CORPORATION

May 6, 2022

This document confirms that M-Star Management Corporation (the “Sponsor”) will provide additional capital as required to Metal Sky Star Acquisition Corporation ("SPAC”) as further indicated below:

1.	Additional Capital. Sponsor will provide SPAC with additional capital, in a form to be mutually determined, as required to enable SPAC to fund its working obligations. We will support the SPAC’s operations as needed through May 31, 2023. Based on the Company’s current projections, we anticipate the support may be in the range of $500,000 to $800,000.

2.	Term and Termination. This commitment is effective as of the date hereof and shall continue in effect until May 31, 2023.

3.	Governing Law. The provision of capital shall be made pursuant to and shall be construed and enforced in accordance with the laws of the British Virgin Islands without giving effect to principles regarding conflict of laws.

4.	Entire Agreement; Amendment; Waiver. This commitment represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and, may be amended, supplemented, or changed, and any provision hereof may be waived, only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification, or waiver is sought.

5.	Binding Effect. This commitment shall be binding upon and inure to the benefit of the successors, assigns, heirs and legal representatives of Sponsor and SPAC.

/s/ Man Chak Leung
Name: Man Chak Leung
Title: CEO